Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5968
investor@qad.com	investor@pondel.com

QAD Announces Fiscal 2006 Second Quarter Financial Results

CARPINTERIA, Calif. – August 18, 2005 – QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2006 second quarter and six-month period ended July 31, 2005.

For the fiscal 2006 second quarter, QAD posted revenue of $58.0 million, compared with $56.8 million in the same period last year, and at the high end of the guided range of $55 million to $58 million the company provided in May.  License revenue was $16.3 million, compared with $14.1 million in the fiscal 2005 second quarter.  Maintenance and other revenue was $29.5 million, compared with $27.6 million in the second quarter last year.  Services revenue was $12.3 million versus $15.1 million last year.

Net income for the fiscal 2006 second quarter was $3.8 million, or $0.12 per diluted share, compared with $2.0 million, or $0.06 per diluted share, in the comparable period last year.  Diluted earnings per share for the most recent quarter were at the upper end of the guided range of $0.09 to $0.12 per share.

For the fiscal 2006 second quarter, gross margin was 62% compared with 58% in the same period last year, primarily reflecting a higher proportion of license revenues in the revenue mix.

Total operating expenses for the fiscal 2006 second quarter were $31.5 million, compared with $30.0 million in the fiscal second quarter last year.

“Overall, we continue to make solid progress capitalizing on our unique positioning in the mid-market sector and providing competitive enterprise software solutions to global manufacturers,” said Karl Lopker, chief executive officer.  “The Asia Pacific region showed continued strength and, in particular, QAD Japan experienced a considerable increase in revenue where we began working with a leading Japanese-based multinational automotive supplier.  Over time, we anticipate that this new relationship will help us gain further traction in Japan and we remain focused on building our customer base there.”

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QAD Inc.

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QAD’s cash and equivalents balance at July 31, 2005 was $50.3 million.  For the fiscal 2006 second quarter, cash flow provided by operations was $9.1 million.

For the fiscal 2006 six-month period ended July 31, 2005, QAD reported revenue of $114.0 million and net income of $6.4 million, or $0.19 per diluted share, compared with revenue of $115.0 million and net income of $7.6 million, or $0.21 per diluted share, for the first six months of fiscal 2005.  Results for the six-month periods include tax benefits attributable to the reversal of deferred tax valuation allowances of $0.4 million, or $0.01 per diluted share, for fiscal 2006 and $1.3 million, or $0.04 per diluted share, for fiscal 2005.  The fiscal 2006 six-month period also includes a one-time charge of $0.9 million related to facility exit costs that is reflected in cost of revenues and operating expenses, and equates to $0.03 per diluted share, net of tax.

Fiscal 2006 Second Quarter Highlights

•             In the fiscal 2006 second quarter, QAD received orders from 9 customers representing more than $500,000 each in combined license, support and services billings, including 3 orders of more than $1 million, 1 of which exceeded $5 million.

•             During the quarter, QAD sold licenses to global manufacturers in its vertical markets, including sales to Alexandria Moulding, Arthrex, Caterpillar, The Coca-Cola Company, Firmenich, GKN, Gyrus, Harris RF Communications, Ingersoll-Rand, PPG Industries and Watermark Paddlesports.

•             The July issue of Start Magazine recognized innovative manufacturing technology companies and named QAD one of the “Hottest Companies of 2005.”  This is the third consecutive year in which QAD has received this recognition.

•             In June, the company announced a global strategic partnership with Tata Consultancy Services, a leading global IT services firm, to combine their respective strengths to deliver world-class enterprise solutions and a robust IT infrastructure to global manufacturers.

•             In May, QAD hosted more than 1,000 participants at the highly successful 2005 Explore User Conference held in Washington D.C.

•             During the fiscal second quarter, QAD launched its Global Enterprise Edition (GXE), the latest version of the company’s flagship enterprise software MFG/PRO, which has an innovative, service-oriented technology architecture (SOA) and new global shared services capabilities.

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•             The company also launched QAD JIT Sequencing (Just-In-Time), a solution that addresses the sequenced production requirements of the automotive industry thereby enabling suppliers working just-in-time to supply product to the original equipment manufacturer’s (OEM) production line.

•             During the quarter, QAD purchased 2 million shares of QAD common stock from Recovery Equity Investors II, L.P. (REI II) for $14.8 million in cash.

Business Outlook

For the fiscal 2006 third quarter, QAD expects to generate revenue between $55 million and $58 million.  The company expects third quarter earnings per diluted share in the range of $0.09 to $0.12, depending on the level and mix of revenue.  QAD anticipates posting full year fiscal 2006 revenue of $230 million to $240 million and earnings in the range of $0.45 to $0.57 per diluted share, assuming an effective tax rate of 23%.  The per share quarter and annual earnings estimates reflect the benefit of the 2 million shares purchased from REI II on May 26, 2005.  These projections are subject to various risks, including corporate investment in information technology and global economic factors.

Investor Conference Call

QAD management will host an investor conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financial results and operations for the fiscal 2006 second quarter.  The conference call will be webcast and accessible on the investor relations section of QAD’s Web site, www.qad.com/company/ir, where it will be available for approximately one year.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,300 licensed sites in more than 90 countries and in as many as 27 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  “QAD” is a registered

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trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2005 ended January 31, 2005.

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FINANCIAL TABLES FOLLOW

QAD Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
Revenue:
License fees	$16,288	$14,088	$30,167	$28,605
Maintenance and other	29,493	27,625	58,103	56,509
Services	12,261	15,126	25,756	29,913
Total revenue	58,042	56,839	114,026	115,027
Cost of revenue:
Cost of license fees	2,179	1,895	4,248	3,847
Cost of maintenance, service and other revenue	20,135	21,999	40,668	42,399
Total cost of revenue	22,314	23,894	44,916	46,246
Gross profit	35,728	32,945	69,110	68,781
Operating expenses:
Sales and marketing	16,766	15,116	31,818	30,094
Research and development	8,082	8,423	16,342	17,615
General and administrative	6,547	6,300	13,258	12,648
Amortization of intangibles from acquisitions	92	197	186	252
Total operating expenses	31,487	30,036	61,604	60,609
Operating income	4,241	2,909	7,506	8,172
Other (income) expense:
Interest income	(324)	(175)	(659)	(325)
Interest expense	354	441	904	751
Other (income) expense, net	(973)	21	(995)	(188)
Total other (income) expense	(943)	287	(750)	238
Income before income taxes	5,184	2,622	8,256	7,934
Income tax expense	1,337	625	1,906	375
Net income	$3,847	$1,997	$6,350	$7,559

Basic net income per share	$0.12	$0.06	$0.19	$0.22
Diluted net income per share	$0.12	$0.06	$0.19	$0.21

Basic weighted shares	32,340	34,204	33,083	34,094
Diluted weighted shares	33,196	35,458	33,992	35,559

QAD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	July 31,	January 31,
	2005	2005
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$50,253	$55,289
Marketable securities	—	13,000
Accounts receivable, net	44,704	63,145
Other current assets	11,578	13,785
Total current assets	106,535	145,219

Property and equipment, net	40,898	39,701
Capitalized software costs, net	5,643	2,791
Goodwill	10,610	11,552
Other assets, net	7,951	7,830

Total assets	$171,637	$207,093

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$220	$1,725
Accounts payable and other current liabilities	41,246	45,130
Deferred revenue	57,331	70,805
Total current liabilities	98,797	117,660

Long-term debt	17,668	23,911
Other liabilities	1,459	1,485

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	119,561	119,533
Treasury stock	(22,936)	(9,668)
Accumulated deficit	(35,740)	(40,154)
Unearned compensation - restricted stock	(330)	(440)
Accumulated other comprehensive loss	(6,877)	(5,269)
Total stockholders’ equity	53,713	64,037

Total liabilities and stockholders’ equity	$171,637	$207,093

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Six Months Ended
	July 31,
	2005	2004

Net cash provided by operating activities	$12,854	$7,838

Cash flows from investing activities:
Purchase of property and equipment	(4,477)	(8,315)
Capitalized software costs	(1,697)	(672)
Acquisitions of businesses, net of cash acquired	—	(766)
Proceeds from sale of marketable securities	13,000	—
Proceeds from sale of property and equipment	39	25
Net cash provided by (used in) investing activities	6,865	(9,728)

Cash flows from financing activities:
Proceeds from construction loan	—	3,870
Repayment of construction loan	—	(14,338)
Repayments of long-term debt	(7,747)	(764)
Proceeds from issuance of common stock	1,226	1,938
Proceeds from notes payable, net of fees	—	17,843
Repurchase of common stock	(14,800)	(1,478)
Dividends paid	(1,646)	—
Net cash (used in) provided by financing activities	(22,967)	7,071

Effect of exchange rates on cash and equivalents	(1,788)	(492)
Net (decrease) increase in cash and equivalents	(5,036)	4,689
Cash and equivalents at beginning of period	55,289	46,784

Cash and equivalents at end of period	$50,253	$51,473